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                                        EXHIBIT 11

                                AVNET, INC. AND SUBSIDIARIES

                            COMPUTATION OF EARNINGS PER SHARE
                            (Thousands, except per share data)


(A)    In computing earnings per share, common shares issuable upon the exercise of outstanding stock options have been considered as common equivalent shares.  In computing earnings per share in fiscal 1994, the 6% Convertible Subordinated
       Debentures which were converted into common stock in the first quarter of 1996, were not considered common equivalent shares because they would have been anti-
       dilutive.
                                                                 Years Ended
                                                       June 28,    June 30,    July 1,
                                                         1996        1995       1994
       TABLE A - Computation of earnings per share:
         Weighted average number of common shares        43,333      40,723     40,590


         Common equivalent shares:
           Conversion of 6% Convertible
             Subordinated Debentures                      --          2,448       --
           Issuance of incentive shares and
             exercise of employees' stock options,
             using treasury stock method                    377         250        257

         Common and common equivalent shares used
           to compute earnings per share                 43,710      43,421     40,847

         Income before cumulative effect of a
           change in accounting principle              $188,256    $140,273    $88,108
         Interest expense on convertible
           debentures - net of tax                        --          3,778       --

         Income used for computing earnings per
           share before cumulative effect of a
           change in accounting principle               188,256    144,051      88,108
         Cumulative effect of a change in the
           method of accounting for income taxes          --          --        (2,791)

         Income used for computing earnings
           per share                                   $188,256    $144,051    $85,317

         Earnings per common share based upon the weighted average number of shares outstanding during the year:

           Income before cumulative effect of a
             change in accounting principle               $4.31       $3.32      $2.16
           Cumulative effect of a change in
             the method of accounting for
             income taxes                                 --          --         (0.07)

           Net income                                     $4.31       $3.32      $2.09

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